Filed Pursuant to Rule 433

File No. 333-135280

Final Term Sheet

December 13, 2006

THE HOME DEPOT, INC.

$750,000,000 Floating Rate Senior Notes due 2009

$1,250,000,000 5.250% Senior Notes due 2013

$3,000,000,000 5.875% Senior Notes due 2036

Issuer:	The Home Depot, Inc. (“Home Depot”)

Title of Securities:

Floating Rate Senior Notes due December 16, 2009 (the “Notes due 2009”)

5.250% Senior Notes due December 16, 2013 (the “Notes due 2013”)

5.875% Senior Notes due December 16, 2036 (the “Notes due 2036”)

Trade Date:	December 13, 2006

Settlement Date (T+4):	December 19, 2006

Maturity Date:	Notes due 2009: December 16, 2009 Notes due 2013: December 16, 2013 Notes due 2036: December 16, 2036

Aggregate Principal Amount Offered:	Notes due 2009: $750,000,000 Notes due 2013: $1,250,000,000 Notes due 2036: $3,000,000,000

Price to Public (Issue Price):

Notes due 2009: 100.000% plus accrued interest, if any, from December 19, 2006

Notes due 2013: 99.429% plus accrued interest, if any, from December 19, 2006

Notes due 2036: 98.600% plus accrued interest, if any, from December 19, 2006

Price to The Home Depot:	Notes due 2009: 99.800% Notes due 2013: 99.029% Notes due 2036: 97.725%

Net Proceeds:	The net proceeds to Home Depot from this offering will be approximately $4,914,340,500, after deducting underwriting discounts and commissions and estimated offering expenses

Interest Rate:	Notes due 2009: 3-Month LIBOR plus 0.125% per annum Notes due 2013: 5.250% per annum Notes due 2036: 5.875% per annum

Benchmark:	Notes due 2009: 3-Month LIBOR Notes due 2013: 4.25% UST due November 15, 2013 Notes due 2036: 4.50% UST due February 15, 2036

Benchmark Price & Yield:	Notes due 2013: 98-04; 4.569% Notes due 2036: 96-24; 4.706%

Spread to Benchmark:	Notes due 2013: T + 78 basis points Notes due 2036: T+ 127 basis points

Yield to Maturity:	Notes due 2013: 5.349% Notes due 2036: 5.976%

Interest Payment Dates:

Notes due 2009: Quarterly in arrears on March 16, June 16, September 16, and December 16, commencing on March 16, 2007

Notes due 2013: Semi-annually on each June 16 and December 16, commencing June 16, 2007

Notes due 2036: Semi-annually on each June 16 and

December 16, commencing June 16, 2007

Day Count:	Notes due 2009: Actual / 360 Notes due 2013: 30 / 360 Notes due 2036: 30 / 360

Redemption Provisions:

Notes due 2009: Home Depot may redeem at any time after June 16, 2008 at 100% of the principal amount redeemed plus accrued and unpaid interest

Notes due 2013: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Rate plus 15 basis points

Notes due 2036: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Rate plus 20 basis points

Change of Control:	Upon the occurrence of both (i) a change of control of Home Depot and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, Home Depot will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase

CUSIP Numbers:	Notes due 2009: 437076 AQ 5 Notes due 2013: 437076 AR 3 Notes due 2036: 437076 AS 1

Joint Bookrunners:	Lehman Brothers Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free 1-888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-(866) 500-5408.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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